UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/01/2005

GREATER BAY BANCORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-25034

CA	77-0387041
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1900 University Avenue, 6th Floor, East Palo Alto, CA 94303
(Address of principal executive offices, including zip code)

650-813-8200
(Registrant’s telephone number, including area code)

NA
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

Greater Bay Bancorp (the "Company") filed a Current Report on Form 8-K on December 2, 2005 (the "December 2nd 8-K") reporting the acceleration of vesting of otherwise unvested "out-of-the-money" stock options previously issued by the Company with an exercise price at or above $27.00, which was the closing sale price of the Company's common stock as quoted on The Nasdaq Stock Market ("Nasdaq") on December 1, 2005. The Company determined that such acceleration was in the best interests of the shareholders as it will reduce compensation expense in future periods in view of the compensation expensing requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), effective January 1, 2006. SFAS 123R requires that all share-based compensation occurring on and after January 1, 2006, including upon vesting of stock options granted prior to such date, be recognized on the Company's financial statements as additional compensation expense based on the fair values of the share-based compensation at its grant date.

The December 2nd 8-K also indicated that the Company may decide to accelerate additional stock options during December 2005, depending on the closing sale price of the Company's stock on any particular day.

On December 27, 2005, the Executive Compensation Subcommittee (the "Subcommittee") of the Company's Board of Directors accelerated the vesting of "out of the money" stock options with an exercise price at or above $26.11 (the closing price of the Company's common stock as quoted on Nasdaq on that day). On December 31, 2005, the Subcommittee accelerated the vesting of "out-of-the money" stock options with an exercise price at or above $25.62 (the closing price of the Company's common stock as quoted on Nasdaq on December 30, 2005), as well as "in-the-money" stock options with an exercise price at or above $25.54, which was $0.08 less than the closing price on December 30, 2005. These two actions result in the following:

* The unrecognized stock-based compensation cost estimated for the purpose of SFAS 123R proforma disclosure and eliminated as a result of the acceleration of the vesting of "out-of-the-money" options is approximately $1.1 million.

* The acceleration of "in-the-money" options results in pre-tax compensation expense of approximately $6,000 for the quarter ended December 31, 2005. This will be reported as part of the Company's compensation expense in the quarter ended December 2005.

* The unrecognized stock-based compensation cost estimated for the purpose of SFAS 123R proforma disclosure and eliminated as a result of the acceleration of the vesting of "in-the-money" options is approximately $3.9 million.

Since December 1, 2005, the total number of accelerated options is 1,573,136, representing approximately 24.7% of the Company's outstanding options, of which 185,700 are held by directors (excluding the Chief Executive Officer) and 136,900 are held by executive officers (including the Chief Executive Officer).   The weighted average exercise price of all accelerated options is $28.22.   All other terms and conditions of the accelerated options, including the number of shares subject to the options and exercise prices, remain unchanged.

As of December 31, 2005, the Company had 1,320,462 unvested options and approximately $5.8 million of total unrecognized, pre-tax compensation cost related to such unvested options. Upon adoption of SFAS 123R effective January 1, 2006, this cost will be recognized directly in our consolidated statement of operations over the remaining vesting period of the options (up to five years). If the Company had not accelerated any options during December 2005, the total unrecognized, pre-tax compensation cost would have been approximately $18.0 million.

As previously reported, all Company directors and executive officers signed an agreement, as a condition to the accelerated vesting of their stock options, providing that they will not sell any shares acquired upon exercise of accelerated options prior to the date that such options would have vested in accordance with the original vesting schedule of the options. All stock options accelerated during December 2005 are subject to these agreements, which are designed to prevent unintended personal benefits to directors and executive officers and to provide an incentive for continued contribution to the long-term operation of the Company. The form of the agreement was filed as Exhibit 10.1 to the previously filed Current Report on Form 8-K.

Certain matters discussed in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company's current expectations regarding the impact of the accelerated vesting of options on its financial results in future periods. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to, the possibility that SFAS 123R could be revised or interpreted in a manner that would materially affect the Company's current assessment of the effects of the adoption of SFAS 123R on the acceleration of the vesting of options, other possible changes in accounting rules and guidelines, as well as other risks detailed in the Company's other filings with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATER BAY BANCORP

Date: January 12, 2006	By:	/s/ Linda M. Iannone
Linda M. Iannone
Senior Vice President, General Counsel and Secretary